Exhibit 99.1

Purple Innovation Confirms Receipt of Unsolicited, Non-Binding Proposal to Acquire the Company

LEHI, Utah, September 19, 2022 /PRNewswire/ -- Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure® Mattress,” today confirmed that on September 17, 2022 it received an unsolicited, non-binding proposal from Coliseum Capital Management, LLC to acquire all of the outstanding capital stock of Purple for $4.35 per share.

The Purple Board of Directors will carefully review the proposal to determine the course of action that it believes is in the best interest of Purple and all Purple shareholders.

About Purple

Purple  is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com .

Investor Contact:

Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200